NEWS RELEASE

For Immediate Release
Date: February 22, 2011
Contact: Madge Cremer
515.281.1071
mcremer@fhlbdm.com

FHLB Des Moines Reports 2010 Year-End Preliminary Unaudited Financial Results and Fourth Quarter Dividend

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the fourth quarter and year ended December 31, 2010, as well as dividend information for the fourth quarter. The Bank expects to file its 2010 Form 10-K with the Securities and Exchange Commission (SEC) on or about March 18, 2011.

Operating Results

The Bank reported net income totaling $133.0 million in 2010 compared with $145.9 million in 2009. The Bank's 2010 net income was primarily impacted by advance prepayment fees, losses on debt extinguishments related in part to the prepaid advances, and derivatives and hedging activities.

Throughout 2010, the Bank's advance business declined primarily due to the high level of available liquidity and the low loan demand experienced by its members. These factors drove down demand for new advances, reduced the propensity of members to renew advances, and incented members to prepay advances. As required by regulation, the Bank charges a prepayment fee to make itself financially indifferent when an advance is prepaid. During 2010, prepayments fees, net of fair value hedging adjustments, amounted to $174.0 million compared to $10.3 million in 2009.

As a result of the low interest rate environment and due to advance prepayment activity, the Bank extinguished certain higher-costing fixed rate debt during 2010 and replaced it with lower costing debt in order to reduce future funding costs. During 2010 and 2009, the Bank extinguished bonds with a total par value of $1.3 billion and $0.9 billion and recorded net losses of $163.7 million and $89.9 million through other income (loss).

The Bank's net income was also impacted by its use of derivative instruments during 2010 and 2009. The Bank utilizes derivative instruments to manage its interest rate exposure and prepayment risk on mortgages. Because derivative accounting rules affect the timing and recognition of income or expense, the Bank may be subject to income statement volatility driven by changes in market conditions. As a result, during 2010, the Bank recorded losses on derivatives and hedging activities of $52.6 million compared to gains of $133.8 million in 2009. These losses were primarily attributable to the Bank's economic derivatives, including interest rate caps and floors. The Bank recorded losses of $57.3 million on economic derivatives during 2010 compared to gains of $34.2 million in 2009. During 2009, the Bank's net income was also positively impacted by the sale of U.S. Treasury obligations and termination of the related interest rate swaps. These transactions resulted in a net gain of $70.9 million. A portion of this net gain was reflected in the derivatives gains and losses noted above.

Balance Sheet Highlights

The Bank's total assets decreased to $55.6 billion at December 31, 2010 from $64.7 billion at December 31, 2009. The decrease was primarily attributable to a decline in advances and investments. Advances decreased to $29.3 billion at December 31, 2010 from $35.7 billion at December 31, 2009.

Investments decreased to $18.6 billion at December 31, 2010 from $20.8 billion at December 31, 2009 due primarily to the sale of trading securities and principal prepayments on mortgage-backed securities (MBS). The Bank sold $3.0 billion of trading securities and recognized $28.6 million in gains as a result. The largest component of the Bank's investment portfolio is MBS, which totaled $11.4 billion at December 31, 2010 compared to $11.3 billion at December 31, 2009. At December 31, 2010, the Bank's private-label MBS represented only 0.2 percent, or $33.1 million, of its total investment portfolio. These private-label MBS were performing and the Bank has recorded no other-than-temporary impairment losses on these investments as of December 31, 2010.

The Bank's total liabilities decreased to $52.7 billion at December 31, 2010 from $61.7 billion at December 31, 2009. The decrease was primarily attributable to a decline in consolidated obligations resulting from a decline in assets. Consolidated obligations decreased to $51.0 billion at December 31, 2010 from $59.9 billion at December 31, 2009.

Total capital was $2.8 billion and $2.9 billion at December 31, 2010 and 2009. Retained earnings increased to $556.0 million at December 31, 2010 from $484.1 million at December 31, 2009.

Dividend

On February 22, 2011, the Board of Directors approved a fourth quarter 2010 dividend at an annualized rate of 3.00 percent of average capital stock for the quarter. The dividend will be paid on February 25, 2011. The fourth quarter 2010 dividend totaled $16.9 million, which is 34 percent of net income for the quarter. Dividends declared for the calendar year 2010 were at an annual rate of 2.76 percent compared to average three-month LIBOR for the year of 0.34 percent.

Additional financial information will be provided in the Bank's 2010 Form 10-K available at www.fhlbdm.com or www.sec.gov on or about March 18, 2011.

Federal Home Loan Bank of Des Moines Financial Highlights (unaudited)
	December 31,
Statement of Condition	2010	2009
(dollars in millions)
Advances	$29,253	$35,720
Investments	18,639	20,790
Mortgage loans held for portfolio, net	7,421	7,717
Total assets	55,569	64,657
Consolidated obligations	50,999	59,912
Total capital stock - Class B putable	2,183	2,461
Retained earnings	556	484
Accumulated other comprehensive income (loss)	91	(34)
Total capital	2,830	2,911
Total regulatory capital	2,746	2,953

	Quarter Ended December 31,		Year Ended December 31,
Operating Results and Performance Ratios	2010	2009	2010	2009
(dollars in millions)
Net interest income	$86.3	$66.9	$414.9	$197.4
Provision for credit losses	6.5	1.2	12.1	1.5
Net interest income after provision for credit losses	79.8	65.7	402.8	195.9
Other income (loss)	10.2	6.6	(161.5)	55.8
Other expense	22.1	17.3	60.2	53.1
Total assessments	18.1	14.6	48.1	52.7
Net income	49.8	40.4	133.0	145.9

Net interest margin	0.58%	0.39%	0.67%	0.28%
Return on average equity	6.80%	4.84%	4.57%	4.46%
Return on average capital stock	8.87%	5.56%	5.76%	5.05%
Return on average assets	0.34%	0.24%	0.22%	0.21%
Regulatory capital ratio	4.94%	4.57%	4.94%	4.57%

The selected financial data above should be read in conjunction with the financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in the Bank's 2010 Form 10-K to be filed on or about March 18, 2011 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in the Bank's operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions, and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Iowa, Minnesota, Missouri, North Dakota, and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.